                                                                       Exhibit 3

                         SECURITIES PURCHASE AGREEMENT


                            DATED February __, 1999

                                  BY AND AMONG

                               JAY JACOBS, INC.,

                 CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P.,

                           STRATEGIC ASSOCIATES, L.P.

                                      AND

                      T. ROWE PRICE RECOVERY FUND II, L.P.

                               TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
SECTION 1 Definitions                                                                     2
          1.1  Defined Terms                                                              2
               -------------
          1.2  Other Defined Terms                                                        4
               -------------------

SECTION 2 Authorization and Sale of Series D Stock, Issuance of Warrants and Revised
          Debentures and Exchange of Debentures                                           4
          2.1  Authorization of Securities                                                4
          2.2  Sale and Purchase of Preferred Stock and Closing Warrants.                 4
          2.3  Exchange of Debentures.                                                    5
          2.4  Issuance of Debenture Warrants at the First Closing.                       5
          2.5  Issuance of Additional Debenture Warrants.                                 5

SECTION 3 Closings; Delivery                                                              6
          3.1  Closing Dates                                                              6
          3.2  Delivery                                                                   6
          3.3  Use of Proceeds.                                                           6

SECTION 4 Representations and Warranties of the Company                                   7
          4.1  Organization, Good Standing and Qualification                              7
          4.2  Capitalization                                                             7
          4.3  Subsidiaries                                                               8
          4.4  Partnerships, Joint Ventures                                               9
          4.5  Authorization                                                              9
          4.6  Governmental Consents                                                      9
          4.7  Company SEC Reports and Financial Statements                               9
          4.8  Changes                                                                   10
          4.9  Accuracy of Prior Representations and Warranties                          11
          4.10 Conformity with Law; Absence of Litigation.                               11
          4.11 Disclosure.                                                               12
          4.12 FINOVA Credit Facility.                                                   12
          4.13 IRS Dispute.                                                              12
          4.14 U.S. Real Property Holding Corporation.                                   12

SECTION 5 Representations and Warranties of the Purchasers                               12
          5.1  Accredited Investor; Experience; Risk                                     12
          5.2  Authorization                                                             13
          5.3  Governmental Consents                                                     13
          5.4  Organization, Good Standing and Qualification                             13

                                                                                       Page
                                                                                       ----
SECTION 6 Conditions to Closing of Purchasers                                            14
          6.1  Representations and Warranties Correct                                    14
          6.2  Covenants                                                                 14
          6.3  Opinion of Company's Counsel                                              14
          6.4  No Material Adverse Change                                                14
          6.5  Statement of Rights and Preferences                                       14
          6.6  State Securities Laws                                                     14
          6.7  Issuance of Shares , Warrants and Revised Debentures                      14
          6.8  Certificates                                                              14
          6.9  Registration Rights Agreement                                             15
          6.10 Consents                                                                  15
          6.11 Revised FINOVA Facility.                                                  15
          6.12 Delivery of Financial Information.                                        15

SECTION 7 Conditions to Closing of the Company                                           15
          7.1  Representations                                                           15
          7.2  Purchase Price                                                            15
          7.3  Certificate                                                               16
          7.4  State Securities Laws                                                     16
          7.5  Registration Rights Agreement                                             16

SECTION 8 Covenants of the Company                                                       16
          8.1  Information.                                                              16
          8.2  Communication                                                             18
          8.3  Access                                                                    18
          8.4  Directors' and Officers' Insurance                                        18
          8.5  Confidentiality                                                           18
          8.6  Restrictive Covenant.                                                     19
          8.7  Foreign Corrupt Practices.                                                19
          8.8  Payment of Expenses.                                                      19

SECTION 9 Miscellaneous                                                                  19
          9.1  Amendment; Waiver                                                         19
          9.2  Notices                                                                   19
          9.3  Severability                                                              21
          9.4  Successors and Assigns                                                    21
          9.5  Survival of Representations, Warranties and Covenants                     21
          9.6  Entire Agreement                                                          21
          9.7  Choice of Law                                                             21
          9.8  Counterparts                                                              21
          9.9  Costs and Expenses                                                        21
          9.10 No Third-Party Beneficiaries                                              22
          9.11 Indemnification                                                           22
          9.12 Dispute Resolution                                                        23

                                JAY JACOBS, INC
                         SECURITIES PURCHASE AGREEMENT


     THIS SECURITIES PURCHASE AGREEMENT (this "Agreement") is dated as of
                                               ---------
February __, 1999, by and among JAY JACOBS, INC., a Washington corporation (the "Company"), CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P., a limited partnership
 -------
organized under the laws of the State of Delaware, STRATEGIC ASSOCIATES, L.P., a limited partnership organized under the laws of the State of Delaware, and T. ROWE PRICE RECOVERY FUND II, L.P., a limited partnership organized under the laws of the State of Delaware (each a "Purchaser" and collectively the
                                       ---------
"Purchasers.").
-----------

                              W I T N E S S E T H

     WHEREAS, the Company has issued and outstanding the shares of capital stock described in Section 4.2 hereof and the Company has reserved for issuance additional shares of capital stock upon the exercise of the outstanding convertible securities, including rights, options and warrants, identified in
Section 4.2; and

     WHEREAS, the Company proposes to issue and sell, and the Purchasers desire to purchase from the Company, severally and in the amounts set forth on Exhibit
                                                                        -------
A hereto, shares of the Company's Series D Preferred Stock, par value $.01 per
-
share, on the terms and subject to the conditions set forth herein; and

     WHEREAS, in connection with the sale of such shares of Series D Stock, the Company proposes to issue to the Purchasers, severally and in the amounts set forth on Exhibit A hereto, certain warrants to purchase shares of Common Stock
         ---------
of the Company on the terms and subject to the conditions set forth herein; and

     WHEREAS, the Company and the Purchasers desire to enter into a registration rights agreement of even date herewith (which agreement shall restate and supersede certain other registration rights agreements of the Company), pursuant to which the Purchasers have, among other rights, certain registration rights; and

     WHEREAS, the Company and the Purchasers wish to amend certain terms of the Company's 14% Subordinated Convertible Debentures issued on March 11, 1998 (the "Original Debentures") and the Company will issue new debentures with revised
 -------------------
terms (the "New Debentures") and the holders of the Original Debentures will
            --------------
exchange the Original Debentures for New Debentures and additional warrants to purchase shares of Common Stock of the Company on the terms and subject to the conditions set forth herein; and

     WHEREAS, the Company and the Purchasers wish to amend certain terms of the Company's outstanding warrants issued on March 11, 1998 (the "Original
                                                              --------
Warrants") and the Company will issue revised warrants and the holders of the Original Warrants will exchange the Original Warrants for such revised Warrants; and

     WHEREAS, at the First Closing (as defined in Section 3.1), the Purchasers shall cause to be paid to FINOVA Capital Corporation ("FINOVA") the sum of $
                                                       ------
____________, such amount to reduce the indebtedness of the Company to FINOVA and such payment to be deemed a payment of the purchase price for the Shares (as defined in Section 1.1) to be purchased at the First Closing.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


                                   SECTION 1

                                  Definitions
                                  -----------

     1.1  Defined Terms.  The following terms are defined as follows:
          -------------

     "Affiliate" means, with respect to any Person, (i) any Person that holds
      ---------
direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person, (ii) any brother, sister, parent, child or spouse of such Person or any Person described in clause (i), and (iii) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity.

     "Closing Warrants" means the warrants issued to the Purchasers as part of
      ----------------
the consideration for entering into this Agreement, which may be exercised to purchase in the aggregate 1,918,743 shares of the Company's common Stock which constitute on the Closing Date twenty-five percent (25%) of the Company's issued and outstanding stock on a fully diluted basis.

     "Debenture Warrants" means the Warrants that  (i) are issued at the First
      ------------------
Closing in replacement of prior warrants as described in Section 2.4, (ii) are issued at the First Closing to the Purchasers pursuant to Section 2.1(d)(ii) of the Debenture Purchase Agreement, dated as of March 11, 1998 ("Debenture
                                                               ---------
Purchase Agreement"), which in the aggregate may be exercised to purchase three
------------------
percent (3%) of the Common Stock on a fully diluted basis or (iii) are issuable to the holders of New Debentures on January 1 of each year for so long as the New Debentures remain outstanding.

     "Common Stock" means the Company's Common Stock, par value $.01 per share.
      ------------

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.
      ------------

     "Knowledge" or derivations thereof shall mean information that is known or,
      ---------
in the exercise of reasonable diligence, should have been known by the officers of the Company.

     "Lien" means any lien, pledge, mortgage, deed of trust, security interest,
      ----
claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

     "Management Option Plan" means the Jay Jacobs, Inc. 1998 Stock Incentive
      ----------------------
Plan as adopted by the Board of Directors of the Company on December 3, 1997.

     "Material Adverse Effect" means any materially adverse effect on the
      -----------------------
business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company.

     "Permits" means any approvals, authorizations, consents, licenses, permits
      -------
or certificates.

     "Person" means an individual, partnership, limited liability company,
      ------
corporation, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Preferred Stock" means any of the Series A Stock, the Series B Stock, the
      ---------------
Series C Stock or the Series D Stock.

     "Registration Rights Agreement" means the Registration Rights Agreement of
      -----------------------------
even date herewith by and between the Company, the Purchasers and others in the form attached hereto as Exhibit B.
                        ---------

     "SEC" means the United States Securities and Exchange Commission.
      ---

     "Securities Act" means the Securities Act of 1933, as amended.
      --------------

     "Series A Stock" means the Series A Preferred stock of the Company, $.01
      --------------
par value per share.

     "Series B Stock" means the Series B Preferred Stock of the Company, $.01
      --------------
par value per share.

     "Series C Stock" means the Series C Preferred Stock of the Company, $.01
      --------------
par value per share.

     "Series D Stock" means the Series D Preferred Stock of the Company, $.01
      --------------
par value per share.

     "Shares" means the Series D Stock to be sold to the Purchasers hereunder.
      ------

     "Subsidiaries" means each corporation in which the Company owns or
      ------------
controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests, and includes without limitation J.J. Distribution Company, a Washington corporation.

     "Warrants" means collectively, the Closing Warrants and the Debenture
      --------
Warrants. The Warrants shall have the rights, preferences, privileges and restrictions and be substantially in the form of Warrant Certificate attached hereto as Exhibit D. All Warrants shall have a Termination Date (as defined therein) five years from the date of their issuance, provided, however, that
                                                     --------  -------
Warrants issued in replacement of other warrants shall have a Termination Date five years from the date of issuance of the original warrants.

     1.2  Other Defined Terms.  Additional capitalized terms shall have the
          -------------------
meanings assigned to them in the text of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

                                   SECTION 2

                   Authorization and Sale of Series D Stock,
                   -----------------------------------------
    Issuance of Warrants and Revised Debentures and  Exchange of Debentures
    -----------------------------------------------------------------------

     2.1  Authorization of Securities.  At the First Closing, the Company
          ---------------------------
will have authorized:

     (a) the issuance and sale to each Purchaser of the number of shares of Series D Stock set forth opposite its name in Exhibit A. The Series D
                                                   ---------
     Stock will have the rights, preferences, privileges and restrictions set forth in the Statement of Rights and Preferences attached to this Agreement as Exhibit C hereto (the "Statement of Rights and Preferences");
        ---------              -----------------------------------

     (b) the issuance to each Purchaser of the number of Closing Warrants and Debenture Warrants set forth opposite its name in Exhibit A; and
                                                       ----------

     (c) the issuance to the holders of the Original Debentures (each of which is a Purchaser) of an equal principal amount of the Company's New Debentures substantially in the form set forth at Exhibit E.
                                                       ---------

     2.2  Sale and Purchase of Preferred Stock and Closing Warrants.      In
          ---------------------------------------------------------
reliance on the representations and warranties of the Company contained herein and subject to the terms and conditions hereof, at the First Closing, each Purchaser agrees to purchase from the Company, severally, the number of Shares of Series D Stock set forth opposite its name on Exhibit A hereto to be
                                                 ---------
purchased at the First Closing, and the Company agrees to sell to each Purchaser, such number of shares of Series D Stock and to issue to each purchaser the number of Closing Warrants set forth opposite its name on
Exhibit A hereto. The Closing Warrants shall have an exercise price equal to the
------- -
Fair Market Value (as defined in the Warrant) for the 15 trading days prior to the First Closing, subject to adjustment as provided in Exhibit D. If the Company and the Purchasers so agree, the Purchasers may purchase from the Company and the Company may issue and sell to the Purchasers additional Shares (up to a maximum of 20,000 total Shares) at one or more Additional Closings. At each Additional Closing, in reliance on the representations and warranties of the Company contained herein and subject to the terms and conditions hereof, each Purchaser will purchase from the Company, severally, its pro rata share, based on its share of the Shares purchased at the First Closing, of the number of Shares of Series D Stock to be purchased by the Purchasers at such Additional Closing, and the Company agrees to sell to each Purchaser, such number of shares of Series D Stock. The aggregate purchase price for all of the Series D Stock to be sold to the Purchasers at the First Closing shall be Two Million Dollars ($2,000,000), reduced by the amount the expenses of Purchasers associated with the transactions contemplated hereby, up to and including the First Closing. The purchase price payable at any Additional Closings shall be based on the same price per Share as the Shares purchased and sold at the First Closing and shall be reduced by the amount of any further expenses of Purchasers associated with the transactions contemplated hereby, up to and including such Closing.

     2.3  Exchange of Debentures.  At the First Closing, the Company agrees
          ----------------------
to issue to each holder of Original Debentures, and subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each holder of Original Debentures agrees to exchange the Original Debentures held by such person for an equal principal amount of New Debentures. At the First Closing, each holder of Original Debentures will deliver to the Company, severally and not jointly, the Original Debentures to be exchanged by it for New Debentures.

     2.4  Issuance of Debenture Warrants at the First Closing.  At the First
          ---------------------------------------------------
Closing:

     (a) The Company agrees to issue to each holder of Original Warrants, and subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each holder of Original Warrants agrees to exchange the Original Warrants held by such person for an equal number of Debenture Warrants. The

     Debenture Warrants so issued will have an exercise price equal to $0.15 per share, subject to adjustment as provided in Exhibit D. At the First
                                                 ---------
     Closing, each holder of Original Warrants will deliver to the Company, severally and not jointly, certificates representing the Original Warrants to be exchanged by it for Debenture Warrants; and

     (b) Pursuant to the terms of the Debenture Agreement, the Company shall also issue to each Purchaser the number of additional Debenture Warrants set forth opposite its name on Exhibit A, which in the aggregate entitle
                                    ---------
     the Purchasers to acquire three percent (3%) of the Common Stock on a fully diluted basis and giving effect to the transactions contemplated hereby (other than the issuance of those additional Debenture Warrants as provided in Section 2.5). The Debenture Warrants so issued will have an exercise price equal to $0.15 per share, subject to adjustment as provided in Exhibit D.
     ---------

     2.5  Issuance of Additional Debenture Warrants.  Until the New
          -----------------------------------------
Debentures are repaid in full, the holders of the New Debentures shall receive additional Debenture Warrants on January 1 of each year to purchase two percent (2%) of the shares of the Company's Common Stock then outstanding, on a fully diluted basis. The Debenture Warrants so issued will have an exercise price equal to the average Fair Market Value (as defined in the Debenture Warrant) for the 15 days prior to the issuance of such Debenture Warrant, subject to adjustment as provided in Exhibit D. Prior to each issuance, the Company will
                          ---------
reserve a sufficient number of shares of Common Stock for issuance upon exercise of these Debenture Warrants.

                                   SECTION 3

                               Closings; Delivery
                               ------------------

     3.1  Closing Dates.  The first closing of the purchase and sale of the
          -------------
Series D Stock (the "First Closing") shall be held at the offices of Stoel
                     -------------
Rives, LLP, 600 University Street, Suite 3600, Seattle, Washington 98101 on February 1, 1999, or on such other date or at such other place as the Purchasers and the Company shall mutually agree. Any other closings that occur pursuant to the terms hereof ("Additional Closings") shall be held on such dates and at such
                   -------------------
times as the parties shall mutually agree. Any of the date of the First Closing and any Additional Closing is referred to herein as a "Closing Date."
                                                       ------------

     3.2  Delivery.  At the First Closing and any Additional Closings, the
          --------
Company shall: (a) deliver to each Purchaser a certificate or certificates evidencing the Shares being purchased by such Purchaser, and, at the First Closing, the Warrants being issued to such Purchaser, registered in such Purchaser's name against delivery to the Company or FINOVA, as the case may be, of payment in an amount equal to the full purchase price of the Shares being purchased by such Purchaser by certified check or wire transfer to an account designated by the Company or, in the case of any payment to FINOVA, to an account designated by FINOVA; (b) at the First Closing, deliver the Original Debentures in exchange for the Revised Debentures and the Warrants and (c) make such other deliveries as may be required under the terms of this Agreement.

     3.3  Use of Proceeds.  The Company agrees to use the full proceeds from
          ---------------
the First Closing solely to repay a portion of the existing borrowing under the FINOVA line of credit and the Purchaser's expenses associated with the transactions contemplated hereby. The proceeds of Additional Closings, if any, shall be designated by the Purchasers, in their sole discretion, but shall not exceed the scope or the amounts set forth below:

--------------------------------------------------------------------------------
Purpose                                         Maximum Amount
--------------------------------------------------------------------------------
Bring certain obligations to                    $1,300,000
merchandise vendors that are
past due to current status
--------------------------------------------------------------------------------
Payment of past due taxes                       $  100,000
--------------------------------------------------------------------------------
Payment of past due rents                       $  100,000
--------------------------------------------------------------------------------
TOTAL                                           $1,500,000
--------------------------------------------------------------------------------

     The proceeds of a subsequent Additional Closing, the maximum amount of which shall be $500,000, shall be designated by the Purchasers in their sole discretion.

                                   SECTION 4

                 Representations and Warranties of the Company
                 ---------------------------------------------

     The Company hereby represents and warrants to, and agrees with, the Purchasers as follows:

     4.1  Organization, Good Standing and Qualification.  Each of the
          ---------------------------------------------
Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization,
(ii) has all requisite power and authority to carry on its business, (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not be material to the Company. The Company and each of the Subsidiaries has the corporate power and authority and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (i) to own, lease and operate its properties and to carry on its business as now being conducted and (ii) in the case of the Company, to execute and deliver this Agreement and the documents and instruments contemplated hereby and to consummate the transactions contemplated hereby.

     4.2  Capitalization.
          --------------

4.2.1 The authorized capital stock of the Company is 25,000,000 shares, consisting of 20,000,000 shares of common stock, par value $.01 per share ("Common Stock") of which 549,220 shares are issued and outstanding and
         ------------
       no shares are held in treasury, and 5,000,000 shares of Preferred Stock. Of the authorized shares of Preferred Stock, 46,000 shares have been designated as Series A Preferred Stock, of which 46,000 shares are issued and outstanding; 25,000 shares have been designated as Series B Preferred Stock, of which 25,000 shares are issued and outstanding; and 20,000 shares have been designated as Series C Preferred Stock, none of which shares are issued and outstanding. Upon the filing with the Secretary of State of Washington of the Statement of Rights and Preferences, there will have been designated a series of preferred stock, consisting of 40,000 shares of Series D Stock, none of which will have been issued or outstanding. Subject to the terms and conditions hereof, the Company has authorized the issuance at the First Closing of 20,000 shares of Series D Stock. Schedule 4.2 lists all options, warrants or other rights of any
               ------------
       kind granted by the Company to purchase or otherwise acquire capital stock of the Company issued and outstanding prior to Closing. The Company has duly and validly reserved for issuance 1,146,774 shares of Common Stock upon exercise or conversion of rights, options, warrants and other convertible securities currently outstanding or issued under the Management Option Plan. The Company has reserved or, prior to the Closing, will reserve 2,203,112 shares of Common Stock for issuance upon exercise of the Warrants other than those Debenture Warrants issuable pursuant to Section 2.5. Except as set forth in this Section 4.2.1 or
                   -----------                               -------------
       as listed on Schedule 4.2 or Schedule 4.3, there are outstanding (a) no
                    ------------
       shares of capital stock or other voting stock of the Company or any Subsidiary, (b) no securities of the Company, any Subsidiary or any Person convertible into or exchangeable for shares of capital stock or voting securities of the Company or any Subsidiary, (c) no options, warrants or other rights to acquire from the Company or any Subsidiary (including any rights issuable or issued under any shareholder rights plan or similar arrangement), and no obligations, contingent or otherwise, of the Company or any Subsidiary to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any Subsidiary, (d) no equity equivalent in the earnings or ownership of the Company, any Subsidiary or any Person or any similar rights to share earnings or ownership, and (e) no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its securities or to make any investment (by loan, capital contribution or otherwise) in any entity or Person. All outstanding options, rights and warrants have been duly and validly issued and are in full force and effect. All shares of capital stock subject to issuance upon exercise of any options, rights or warrants or otherwise, upon issuance pursuant to the instruments under which they are issuable, shall be duly authorized, validly issued, fully paid for and non-assessable and free of all preemptive rights. No outstanding options, warrants or other securities exercisable for or convertible into shares of capital stock of the Company require anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

4.2.2 The issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. The shares of Series D Stock to be issued pursuant to this Agreement, upon delivery to the Purchasers of certificates therefor against payment in accordance with the terms of this Agreement, and the shares of Common Stock to be issued upon exercise of the Warrants, (i) will be validly issued, fully paid and non-assessable, (ii) will be free and clear of all Liens, and (iii) assuming that the representations of the Purchasers in
       Section 5 hereof are true and correct, will be issued in compliance with all applicable federal and state securities laws.

     4.3  Subsidiaries.  Schedule 4.3 sets forth a complete and accurate
          ------------   ------------
list of all Subsidiaries of the Company, showing (as to each such Subsidiary) the date of its incorporation, the jurisdiction of its incorporation, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders of such Subsidiaries and the number and percentage of the outstanding shares of each such class owned, directly or indirectly, by all such stockholders, including the Company. At Closing, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, will be owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including restrictions on the right to vote). All outstanding shares of the capital stock of the Company and any Subsidiary have been duly authorized, validly issued, fully paid and non-assessable and are free of any preemptive rights. There are no outstanding securities of any Subsidiary convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of any Subsidiary, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating any Subsidiary to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of any Subsidiary.

     4.4  Partnerships, Joint Ventures.  Neither the Company nor any
          ----------------------------
Subsidiary is a party to, or holds, any equity interests in any partnership, limited partnership, limited liability company or other joint venture of any kind.

     4.5  Authorization.  The Company has all requisite corporate power and
          -------------
authority to execute and deliver this Agreement and each agreement, document or instrument adopted, entered into or delivered by it as contemplated herewith (the

"Transaction Documents") and to perform its obligations hereunder and
 ---------------------
thereunder. The execution, delivery and performance of the Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate, including shareholder (if required), action on the part of the Company. Each Transaction Document to which it is a party has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     4.6  Governmental Consents.  No consent, approval, order or
          ---------------------
authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the valid execution and delivery by the Company of the Transaction Documents to which it is a party, or the consummation by the Company of the transactions contemplated by the Transaction Documents to which it is a party, except for (i) filings pursuant to federal or state securities laws and (ii) the filing of registration statements with the SEC and any applicable state securities commission.

     4.7  Company SEC Reports and Financial Statements.
          --------------------------------------------

4.7.1 The Company has made available to Purchasers true and complete copies of all periodic reports, statements and other documents that the Company has filed with the SEC under the Exchange Act for the past three years (collectively, the "Company SEC Reports"), each in the form (including
                           -------------------
       exhibits and any amendments thereto) required to be filed with the SEC. As of their respective dates, each of the Company's SEC Reports (i) complied in all respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, respectively, provided, however, that no
                                             --------  -------
       representation is made with respect to the timely filing of any such reports prior to December 5, 1997, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

4.7.2 Each of the audited consolidated financial statements of the Company (including any related notes and schedules thereto) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended January 31, 1998, is accurate and complete and presents fairly, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved
         ----
       (except as may be noted therein), and in conformity with the SEC's Regulation S-X, the consolidated financial position of the Company and its consolidated subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended. Each of the unaudited consolidated financial statements of the Company (including any related notes and schedules thereto) included (or incorporated by reference) in its Quarterly Report on Form 10-Q for the quarter and nine-month period ended October 31, 1998, is accurate and complete and fairly presents, in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein), and in conformity with the SEC's Regulation S-X, the consolidated financial position of the Company and its consolidated subsidiaries as of its date and the consolidated results of operations and changes in financial position for the periods then ended.

4.7.3 Except as and to the extent set forth (or incorporated by reference) in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1998 (the "Balance Sheet Date"), none of the Company or any of its
                      ------------------
       Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether due or to become due, accrued, fixed, contingent, liquidated, unliquidated or otherwise) that would be required by GAAP to be accrued on, reflected on, or reserved against it on, a consolidated balance sheet (the "Balance Sheet") (or in the applicable notes thereto)
                           -------------
       of the Company or any of its Subsidiaries prepared in accordance with GAAP consistently applied as of the date and for the period required.

     4.8  Changes.  Except as set forth on Schedule 4.8, since the Balance
          -------                          ------------
Sheet Date, there has not been:

4.8.1 any material change in the assets, liabilities, financial condition or operating results of the Company or any of its Subsidiaries, except changes in the ordinary course of business;

4.8.2 any material damage, destruction or loss to real or personal property, whether or not covered by insurance;

4.8.3 any waiver by the Company or any of its Subsidiaries of a material legal or contractual valuable right or of a debt owed to it outside of the ordinary course of business;

4.8.4 any satisfaction or discharge of any Lien or payment of any obligation by the Company or any of its Subsidiaries other than (i) in respect of normal operating obligations in the ordinary course of business, and (ii) payments to FINOVA under the FINOVA line of credit;

4.8.5 any change or amendment to a contract or arrangement by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or subject;

4.8.6 other than in the ordinary course of business, any material increase in excess of $15,000 annually in any compensation arrangement or agreement with any employee of the Company or any of its Subsidiaries receiving compensation;

4.8.7 any events or circumstances (other than losses from operations in the ordinary course of business) that otherwise could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

4.8.8 none of the Company or any of its Subsidiaries has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or equity interests,
       (ii) incurred any indebtedness for money borrowed in excess of $15,000,
       (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses not exceeding $15,000, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights for consideration in excess of $15,000 in any one transaction or series of related transactions.

     4.9  Accuracy of Prior Representations and Warranties.  Each of the
          ------------------------------------------------
representations and Warranties regarding the Company set forth in (i) Section 4 of the Preferred Stock Purchase Agreement, dated as of December 5, 1997 (the "Preferred Agreement"); and (ii) Section 5 of the Subordinated Debenture Purchase Agreement, dated as of March 11, 1998, each by and between the parties hereto and other parties named therein, was true, complete and accurate in all material respects when made. Except as set forth on Schedule 4.9, or as is
                                                     ------------
evident from the Company SEC Reports filed since December 5, 1997, since the dates on which such representations and warranties were made, no event has occurred that has had a Material Adverse Effect and that would cause any such representation or warranty, if made as of the date of this Agreement, to be materially false.

     4.10  Conformity with Law; Absence of Litigation.  The Company has not
           ------------------------------------------
violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect. Except as set forth in Schedule 4.10, there are no claims, actions,
                                -------------
suits, proceedings or investigations pending or, to its Knowledge, threatened, nor, to its Knowledge, are there any facts which with the passage of time, the giving of notice or both, would likely result in any such claims, actions, suits, proceedings or investigations against the Company or any of its Subsidiaries, or any properties or rights of the Company or its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which would have a Material Adverse Effect.

     4.11  Disclosure.  All written agreements, lists, schedules,
           ----------
instruments, exhibits, documents, certificates, reports, statements and other writings furnished to the Purchasers pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and accurate in all material respects. No representation or warranty by the Company contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by the Company to the Purchasers in connection herewith will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to the officers and directors of the Company that has specific application to the Company and that materially adversely affects or, as far as such officers and directors can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that is required to be and has not been set forth in this Agreement or any schedule hereto.

     4.12  FINOVA Credit Facility.  Attached hereto at Schedule 4.12(a) is a
           ----------------------                      ----------------
true, complete and accurate copy of the Loan and Security Agreement, dated as of June 2, 1998, as amended, between FINOVA and the Company (the "FINOVA Facility"). Upon giving effect to that certain Amendment No. 2 and Limited Waiver and Consent to Loan and Security Agreement, substantially in the form attached as Schedule 4.12(b), no event of default will exist under the FINOVA
            ----------------
Facility.

     4.13  IRS Dispute.  The Company SEC Reports, as updated by Schedule
           -----------
4.13, attached hereto, fairly describe the status of the Company's dispute with the Internal Revenue Service.

     4.14  U.S. Real Property Holding Corporation.  The Company is not now
           --------------------------------------
and has never been a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service, and the Company has filed with the Internal Revenue Service all statements, if any, wit its United States income tax returns which are required under Section 1.897(h) of such Regulations.

                                   SECTION 5

                Representations and Warranties of the Purchasers
                ------------------------------------------------

     Each of the Purchasers (severally and not jointly), hereby represents and warrants to and agrees with the Company, as follows:

     5.1  Accredited Investor; Experience; Risk.
          -------------------------------------

5.1.1 Such Purchaser is an accredited investor and has been advised and understands that the Series D Stock and the Warrants have not been registered under the

       Securities Act, on the basis that no distribution or public offering of the Series D Stock or Warrants is to be effected, except in compliance with the applicable securities laws and regulations or pursuant to an exemption therefrom; provided, however, that nothing in this
                            --------  -------
       Section 5.1 shall limit the Purchaser's right to exercise the Warrants.

5.1.2 Such Purchaser is purchasing the Series D Stock and Warrants for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws.

5.1.3 Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Series D Stock and Warrants pursuant to this Agreement.

5.1.4 The certificates representing the Series D Stock, the Warrants and any securities issuable on exercise of the Warrants shall bear a legend evidencing such restriction on transfer substantially in the following form:

       "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER THE ACT OR AN EXEMPTION THEREFROM."

     5.2  Authorization.  Such Purchaser has all requisite power and
          -------------
authority to execute and deliver this Agreement and each of the Transaction Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Agreement and the transactions contemplated hereby have been duly authorized by all necessary, action on the part of such Purchaser. Each Transaction Document to which it is a party has been duly and validly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     5.3  Governmental Consents.  No consent, approval, order or
          ---------------------
authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of such Purchaser is required in connection with the valid execution and delivery by such Purchaser of the Transaction Documents to which it is a party, or the consummation by such Purchaser of the transactions contemplated by the Transaction Documents to which it is a party, except for such filings as have been made prior to the Closing.

     5.4  Organization, Good Standing and Qualification.  Such Purchaser (i)
          ---------------------------------------------
is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business, (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not be material to the Purchaser.

                                   SECTION 6

                      Conditions to Closing of Purchasers
                      -----------------------------------

     Each Purchaser's obligation to purchase Shares at the First Closing or any Additional Closing is, at the option of such Purchaser, subject to the fulfillment to such Purchaser's reasonable satisfaction on or prior to such Closing of the following conditions:

     6.1  Representations and Warranties Correct.  The representations and
          --------------------------------------
warranties made by the Company in Section 4 hereof shall be true and correct when made, and shall be true and correct on the date of such Closing with the same force and effect as if they had been made on and as of such date.

     6.2  Covenants.  All covenants, agreements and conditions contained in
          ---------
this Agreement to be performed by the Company on or prior to the date of such Closing shall have been performed or complied with in all respects.

     6.3  Opinion of Company's Counsel.  The Purchasers shall have received
          ----------------------------
at the First Closing from Stoel Rives LLP, counsel to the Company, an opinion addressed to the Purchasers, dated the Closing Date, in the form set forth on Exhibit F.
---------

     6.4  No Material Adverse Change.  There shall not have occurred since
          --------------------------
the date of this Agreement any events or circumstances that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     6.5  Statement of Rights and Preferences.  The Company's Articles of
          -----------------------------------
Incorporation shall have been duly amended by the Company to include the Series D Stock Statement of Rights and Preferences and filed with the Washington Secretary of State.

     6.6  State Securities Laws.  All registrations, qualifications and
          ---------------------
Permits required under applicable state securities laws, if any, shall have been obtained for the lawful execution, delivery and performance of this Agreement at such Closing.

     6.7  Issuance of Shares, Warrants and Revised Debentures.  The Company
          ----------------------------------------------------
shall have issued and delivered to the Purchasers the Shares, Warrants and Revised Debentures required to be so delivered at such Closing pursuant to this Agreement.

     6.8  Certificates.  Each of the Purchasers shall have received a
          ------------
certificate of the Chief Executive Officer or Chief Financial Officer of the Company, dated the date of such Closing, to the effect set forth in Sections 6.1, 6.2 and 6.4.

     6.9  Registration Rights Agreement.  The Company and all other parties
          -----------------------------
thereto shall have executed and delivered the Registration Rights Agreement to Purchasers.

     6.10  Consents.  The Company shall have obtained all written consents
           --------
necessary for the Company to complete the transactions contemplated hereby, including, without limitation, the consent of FINOVA.

     6.11  Revised FINOVA Facility.  The Company and FINOVA shall have
           -----------------------
executed an Amendment and Waiver Agreement with respect to the FINOVA Facility, substantially in the form of Schedule 4.12(b).

     6.12  Delivery of Financial Information.  The Company shall have
           ---------------------------------
delivered the following financial information (i) calculation of loan covenant(s) in default on November 30, 1998 and December 31, 1998, (ii) Fiscal Year 2000 financial projections on a monthly basis of Income Statement, Balance Sheet, Cash Flows and Borrowing Capacity on the same format as previous internal projections (which shall be based on the revised Fiscal Year 2000 projections provided to FINOVA on December 23, 1998), (iii) monthly analysis for Fiscal Year 1999 of actual Income Statement, Balance Sheet, Cash Flows and Borrowing Capacity on the same format as the Fiscal year 1999, 2000 and 2001 projections (with the December 1998 and January 1999 amounts in projection form); (iv) detailed aging of accounts payable as of the periods ended November and December 1998, (v) detailed analysis of sales delineated between men's and women's lines and major category of goods, for the months of November 1998 and December 1998, together with beginning and ending inventories for each such category, (vi) updated summary of the estimated cost of new computer hardware and software giving effect to new projected numbers of stores for Fiscal Year 2000, and (vii) listing of cost saving measures, estimate amount saved and timetables for implementation.

                                   SECTION 7

                      Conditions to Closing of the Company
                      ------------------------------------

     The Company's obligation to issue and sell Shares or Warrants at the First Closing or any Additional Closing is, at the option of the Company, subject to the fulfillment of the following conditions:

     7.1  Representations.  The representations and warranties made by the
          ---------------
Purchasers in Section 5 hereof shall be true and correct when made, and shall be true and correct on the date of such Closing with the same force and effect as if they had been made on and as of such date.

     7.2  Purchase Price.  The Purchasers shall have tendered the purchase
          --------------
price for the shares to be purchased at such Closing.

     7.3  Certificate.  The Company shall have received a certificate from
          -----------
the Purchasers to the effect set forth in Section 7.1.

     7.4  State Securities Laws.  All registrations, qualifications and Permits
          ---------------------
required under applicable state securities laws, if any, shall have been obtained for the lawful execution, delivery and performance of this Agreement.

     7.5  Registration Rights Agreement.  The Purchasers and the Company
          -----------------------------
shall have executed and delivered the Registration Rights Agreement to the Company.

                                   SECTION 8

                            Covenants of the Company
                            ------------------------

     Unless waived by the holders of not less than 75% of the Series D Stock then outstanding:

     8.1  Information.  Following the First Closing and continuing so long as
          -----------
any shares of Series D Stock remain outstanding (or such earlier time as provided below), the Company shall deliver to each of the Purchasers the information specified in this Section 8.1 unless any such Purchaser at any time specifically requests that such information not be delivered to it:

8.1.1  Quarterly Financial Statements.  As soon as available, but in any event
       ------------------------------
       not later than forty-five (45) days after the end of each quarterly fiscal period (other than the last quarterly fiscal period in any fiscal year of the Company), the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such period and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form (i) the figures as of the end of and for the comparable periods of the preceding fiscal year and (ii) the figures reflected in the operating budget (if any) for such period as specified in the financial plan of the Company. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein.

8.1.2  Annual Financial Statements.  As soon as available, but in any event
       ---------------------------
       within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the immediately preceding fiscal year, accompanied (in the case of the audited consolidated financial statements) by an opinion of an accounting firm of recognized national standing selected by the Company, which opinion shall state that such accounting firm's audit was conducted in accordance with generally accepted auditing standards. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein.

8.1.3  Other Financial Information.  Not less often than monthly, (i) financial
       ---------------------------
       statements in the form internally generated by the Company, (ii) a roll-forward activity report under the FINOVA line of credit, (iii) a detailed aging of vendor payables, (iv) an "open to buy" report and (v) weekly or monthly inventory status and sales reports by store;

8.1.4  Material Litigation.  Within twenty (20) days after the Company learns of
       -------------------
       the commencement or written threat of commencement of any litigation or proceeding against the Company, any of its Subsidiaries or any of the Partnerships or any of their respective assets that could reasonably be expected to have a Material Adverse Effect, written notice of the nature and extent of such litigation or proceeding.

8.1.5  Material Agreements.  Within five (5) days after the expiration of the
       -------------------
       applicable cure period, if any, or if no such cure period exists within five (5) days after the receipt by the Company of written notice of a default by the Company or any of its Subsidiaries under any material contract, agreement or document to which it is a party or by which it is bound, written notice of the nature and extent of such default.

8.1.6  Other Reports and Statements.  Promptly upon (i) any distribution to its
       ----------------------------
       stockholders generally, to its directors or to the financial community of an annual report, quarterly report, proxy statement, registration statement or other similar report or communication, (ii) filing by the Company with the SEC or with The National Market System, Inc., the National Association of Securities Dealers, Inc.

       or any national securities exchange or other market system of any and all regular and other reports or applications, or (iii) the issuance of any press release or other communication to the general public, a copy of each such report, application release or other communication.

8.1.7  Accountants' Management Letters, Etc.  Promptly after receipt by the
       -------------------------------------
       Company, copies of all accountants' management letters and all management and board responses to such letters, and copies of all certificates as to compliance, defaults, material adverse changes, material litigation or similar matters relating to the Company and its Subsidiaries, which shall be prepared by the Company or its officers and delivered to the third parties.

8.1.8  Stockholders' Lists.  Within sixty (60) days after the end of each fiscal
       -------------------
       year, a stockholders' list, showing the authorized and outstanding shares by class (including the Common Stock equivalents of any convertible security), the holders of all outstanding shares (both before giving effect to dilution and on a fully diluted basis) and all outstanding options, warrants and convertible securities, and detailing all options and warrants granted, exercised or lapsed (including in each case, without limitation, all option and warrant exercise prices, stock issuance prices' and other terms) and all shares issued or sold (whether to directors or managers, in connection with financing or otherwise).

8.1.9  Annual Budget.  Promptly after management presents an annual budget to
       -------------
       the Board of Directors, a copy of such annual budget, but in no event later than 30 days before year-end.

     8.2  Communication.  At the request of any Purchaser that continues to
          -------------
hold Series D Stock, the Company shall hold weekly status meetings among the Company's management group and such Purchasers to discuss items proposed by such Purchasers.

     8.3  Access.  So long as the Purchasers hold at least fifteen percent
          ------
(15%) of the Series D Stock purchased hereunder, upon the written request of the Purchasers, the Company shall afford the Purchasers and its accountants, counsel and other representatives, full access during normal business hours to all of its properties, books, contracts, commitments and records, permit them to copy or make extracts therefrom and, the Company shall furnish promptly to Purchasers all information concerning its business, properties and personnel as Purchasers may reasonably request; provided, however, that no investigation pursuant to
                        --------  -------
this Section 8.3 shall affect any representations or warranties of either party hereunder.

     8.4  Directors' and Officers' Insurance.  So long as the Purchasers
          ----------------------------------
hold at least fifteen percent (15%) of the Series D Stock purchased hereunder, the Company shall maintain a directors' and officers' liability insurance policy providing coverage in the amount of not less than One Million Dollars ($1,000,000) and having such other terms as are reasonably acceptable to Purchasers.

     8.5  Confidentiality.  From and after the date of this Agreement, each
          ---------------
of the Company and Purchasers agree to hold, and will cause its employees, agents and representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of their counsel, by other requirements of law, information furnished by the Company, on the one hand, to Purchasers and information furnished by Purchasers, on the other hand, to the Company in connection with the transactions contemplated by this Agreement, and each of such persons agree that they shall not release or disclose such information to any other person, except their respective officers, directors, partners, employees, auditors, attorneys, financial advisors and other consultants, advisors and representatives who need to know such information and who have been informed of the confidential nature of such information and have been directed to treat such information as confidential. The foregoing provisions of this Section 8.5 shall not apply to any such information which (i) becomes generally available to the public other than as a result of a disclosure by any person bound hereunder, (ii) was available to a person bound hereunder on a non-confidential basis prior to its disclosure hereunder, (iii) becomes available to any person bound hereunder on a non-confidential basis by virtue of the disclosure thereof by a source other than the party providing such information in reliance upon the protection of confidentiality reposed hereby, or (iv) is required to be disclosed pursuant to an order of a court of competent jurisdiction, provided that if disclosure is so required, the disclosing party shall provide notice of the same to each other party hereto.

     Notwithstanding anything herein to the contrary, from and after the date of this Agreement, if either party to this Agreement or any agreement contemplated herein shall be required by law to file as part of any public record this Agreement or the agreements relating to any transactions contemplated hereby, both parties shall jointly identify those provisions, if any, of such agreements that shall remain confidential and shall request and seek confidential treatment of those provisions in accordance with the applicable provisions of any applicable law, rule or regulation, and shall take all reasonable actions necessary to secure such confidential treatment.

     8.6  Restrictive Covenant.  Without the consent of the holders of 75%
          --------------------
of the Series D Stock then outstanding, the Company may not fail to use the proceeds of the sale of any Shares as required under the terms of any agreement that was a condition of any such sale.

     8.7  Foreign Corrupt Practices.  Neither the Company nor any Subsidiary
          -------------------------
will offer or agree to offer anything of value to any governmental official, political party or candidate for government office nor will it otherwise take any action that would cause the Company to be in violation of the U.S. Foreign Corrupt Practices Act or any law of similar effect.

     8.8  Payment of Expenses.  At each Closing, the purchasers may deduct
          -------------------
from the Purchase Price otherwise payable for the Shares being purchased at such Closing, the amount of their reasonable expenses associated with the transactions contemplated hereby and not earlier paid.

     8.9  Additional Warrants.  As long as the New Debentures remain
          -------------------
outstanding, on each anniversary of January 1, the Company shall issue to the holders of New Debentures additional Debenture Warrants to acquire two percent (2%) of the then outstanding shares of Common Stock of the Company, on a fully diluted basis. The Debenture Warrants so issued will have an exercise price equal to the average Fair Market Value (as defined in the Debenture Warrant) for the 15 days prior to the issuance of such Debenture Warrant. The Company will reserve a sufficient number of additional shares of Common Stock prior to each subsequent issuance of Debenture Warrants.


                                   SECTION 9

                                 Miscellaneous
                                 -------------

     9.1  Amendment; Waiver.  Neither this Agreement nor any provision
          -----------------
hereof may be amended, modified, supplemented or waived, except by a written instrument executed by (i) the Company and (ii) the Purchasers.

     9.2  Notices.  Any notices or other communications required or
          -------
permitted hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

9.2.1  if to the Company:

                 Jay Jacobs, Inc.
                 1530 Fifth Avenue
                 Seattle, Washington 98101
                 Attn: William L. Lawrence, Jr.
                 Telephone No.:  206-622-5400
                 Facsimile No.:   206-621-9830

     with a copy to:

                 Stoel Rives, LLP
                 600 University Street, Suite 3600
                 Seattle, Washington 98101
                 Attn:  John J. Halle, Esq.
                 Telephone No.:  206-624-0900
                 Facsimile No.:   206-386-7500

9.2.2  if to the Purchasers:

              c/o Cahill, Warnock & Company, LLC
              One South Street, Suite 2150
              Baltimore, Maryland 21202
              Attn:  Edward L. Cahill
              Telephone No.: 410-895-3800
              Facsimile No.:  410-464-0484

       with a copy to:

              Wilmer, Cutler & Pickering
              1445 M St. NW
              Washington, D.C. 20037
              Attn:  George P. Stamas, Esq.
              Telephone No.:  202-663-6000
              Facsimile No.:   202-663-6363

       and a copy to:

              T. Rowe Price Associates
              100 East Pratt Street, 7th Floor
              Baltimore, MD  21202
              Attn: Kim Golden
              Telephone No.: 410-345-6703
              Facsimile No.:  410-345-2304

       and a copy to:

              Testa Hurwitz & Thibeault, LLP
              High Street Tower
              125 High Street
              Boston, MA 02110
              Attn:  Michael Collins, Esq.
              Facsimile No.:  617-248-7100

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier or EMail, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

     9.3  Severability.  Whenever possible, each provision of this Agreement
          ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     9.4  Successors and Assigns.  Except as otherwise provided herein, the
          ----------------------
provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto.

     9.5  Survival of Representations, Warranties and Covenants.  All
          -----------------------------------------------------
representations and warranties made in, pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of any Purchaser, and the sale and purchase of the Series D Stock and payment therefor for a period of two (2) years. All covenants shall survive as long as any of the Purchasers hold any shares of Series D Stock.

     9.6  Entire Agreement.  This Agreement and the other documents
          ----------------
delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written, among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

     9.7  Choice of Law.  This Agreement shall be governed by, and construed
          -------------
in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

     9.8  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

     9.9  Costs and Expenses.  The Company  shall pay all reasonable fees
          ------------------
and expense of the Purchasers. The Purchasers shall have the right to reduce the amount of the purchase price to offset any amounts payable for their costs and expenses associated with the transactions contemplated hereby.

     9.10  No Third-Party Beneficiaries.  Nothing in this Agreement will
           ----------------------------
confer any third party beneficiary or other rights upon any Person (specifically including any employees of the Company and its Subsidiaries) or entity that is not a party to this Agreement.

     9.11  Indemnification.
           ---------------

9.11.1 The Company agrees to indemnify and hold harmless the Purchasers and their Affiliates, and their respective partners, co-investors, officers, directors, employees, agents, consultants, attorneys and advisers (each, an "Indemnified Party"), from and against any and all actual losses,
            -----------------
        claims, damages, liabilities, costs and expenses (including, without limitation, environmental liabilities, costs and expenses and all reasonable fees, expenses and disbursements of counsel), joint or several (hereinafter collectively referred to as a "Loss"), which may be
                                                            ----
        incurred by or asserted or awarded against any Indemnified Party in connection with or in any manner arising out of or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or any use made or proposal to be made with the proceeds of the Purchasers' purchase of the Series D Stock pursuant to this Agreement, whether or not such investigation, litigation or proceeding is brought by the Company, any of its Subsidiaries, shareholders or creditors, whether or not any of the transactions contemplated by this Agreement or the other Transaction Documents are consummated, except to the extent such Loss is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

9.11.2 An Indemnified Party shall give written notice to the Company of any claim with respect to which it seeks indemnification within ten (10) days after the discovery by such parties of any matters giving rise to a claim for indemnification pursuant to Section 9.11(a); provided that the
                                                               --------
        failure of any Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 9.11, except to the extent that the Company is actually prejudiced by such failure to give notice. In case any such action or claim is brought against any Indemnified Party, the Company shall be entitled to participate in and, unless in the reasonable good faith judgment of the Indemnified Party a conflict of interest between such Indemnified Party and the Company may exist in respect of such action or claim, to assume the defense thereof, with counsel satisfactory to the Indemnified Party and after notice from the Company to the Indemnified Party of its election so to assume the defense thereof, the Company shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. In any event, unless and until the Company elects in writing to assume and does so assume the defense of any such action or claim the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Losses subject to indemnification hereunder. If the Company elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The Company shall not be liable for any settlement of any action or claim effected without its written consent. Anything in this
        Section 9.11 to the contrary notwithstanding, the Company shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof that imposes any future obligation on the Indemnified Party or that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

     9.12  Dispute Resolution.  Any dispute, controversy or claim arising
           ------------------
out of or relating to this Agreement, or the breach termination validity thereof, shall be settled by arbitration in accordance with the American Arbitration Association (AAA) Commercial Rules as at present in force. The number of arbitrators shall be one. The arbitrator shall be neutral and appointed by the AAA. The place of arbitration shall. commence no later than thirty (30) days after the Arbitrator has been appointed. The losing party shall be responsible for the costs and expenses incurred by both sides with respect to the arbitration.

              [The remainder of this page is intentionally blank.]

                  SECURITIES PURCHASE AGREEMENT SIGNATURE PAGE


     IN WITNESS WHEREOF, the Company and the Purchasers have caused this Agreement to be executed effective as of the date first above written.


     JAY JACOBS, INC.


     By:_____________________________________
        Rex Loren Steffey
        President and Chief Executive Officer



     CAHILL, WARNOCK STRATEGIC
     PARTNERS FUND, L.P.

     By: Cahill, Warnock Strategic Partners, L.P., its
         general partner



     By:_____________________________________
        Edward L. Cahill, a general partner

     STRATEGIC ASSOCIATES, L.P.

     By: Cahill, Warnock & Company, LLC, its general partner


     By:_____________________________________
        Edward L. Cahill, a managing member


     T. ROWE PRICE RECOVERY FUND II, L.P.

     By: T. Rowe Price Recovery Fund II Associates, LLC,
         its general partner

     By:_____________________________________
        Kim Z. Golden, its managing director

                                   Exhibit A
                                   ---------

                     Name
                     ----
Cahill, Warnock Strategic Partners Fund, L.P.             12,180                $1,218,000
Strategic Associates, L.P.                                   680                    68,000
T. Rowe Price Recovery Fund II, L.P.                       7,140                   714,000
  Total                                                   20,000                $2,000,000

                                                                                      Number of Shares of
                                                        Number of Shares of           Common Stock Underlying
                                                      Common Stock Underlying           Debenture Warrants
                                                          Closing Warrants            to be Issued at Closing
------------------------------------------        -------------------------------  -----------------------------
Cahill, Warnock Strategic Partners Fund, L.P.                      1,168,514                        105,166
Strategic Associates, L.P.                                            65,237                          5,872
T. Rowe Price Recovery Fund II, L.P.                                 684,991                         61,649
  Total                                                            1,918,743                        172,687

                                   Exhibit B
                                   ---------

                         Registration Rights Agreement

                                   Exhibit C
                                   ---------

             Statement of Rights and Preferences of Series D Stock

                                   Exhibit D
                                   ---------

                          Form of Warrant Certificate

                                   Exhibit E

                             Form of New Debentures

                                   Exhibit F

                        Form of Stoel Rives LLP Opinion

                                  SCHEDULE 4.2

                       OUTSTANDING SECURITIES AND RIGHTS

1. Attached hereto is current list of outstanding options to purchase Common Stock.

2.  The following warrants to acquire Common Stock are currently outstanding:


Name                                                  Number of Warrant Shares
----------------------------------------------------  ------------------------
     Cahill, Warnock Strategic Partners Fund, L.P.             68,013
     Strategic Associates, L.P.                                 3,797
     T. Rowe Price Recovery Fund II, L.P.                      39,870

                                  SCHEDULE 4.3

                                  SUBSIDIARIES

J.J. Distribution Company
Date of Incorporation:                      February 16, 1993
Jurisdiction:                               Washington
Shares of Authorized Capital Stock:         10,000
Shares of Issued and Outstanding Stock:     10,000
Stockholders:                               J.J. Distribution Company is a
                                            wholly-owned subsidiary of the
                                            Company
          Liens:                            Pursuant to the FINOVA Facility,
                                            all issued and outstanding capital
                                            stock of J.J. Distribution Company
                                            is pledged in favor of FINOVA.

                                 SCHEDULE 4.8

                                RECENT CHANGES

     None.

                                 SCHEDULE 4.9

                 UPDATE OF PRIOR REPRESENTATIONS AND WARRANTIES

1. To the extent the representations and warranties contained in Section 4 of this Agreement are inconsistent with the representations and warranties contained in Section 4 of the Preferred Agreement or Section 5 of the Debenture Purchase Agreement, the representations and warranties contained in Section 4 of the Purchase Agreement and Section 5 of the Debenture Purchase Agreement are hereby qualified and are superseded by the representations and warranties contained in Section 4 of this Agreement.

2. The disclosure of the Company with respect to Schedule 4.11 of the Preferred Agreement is amended to read as follows:

          1. J.J. Distribution Company is a wholly-owned subsidiary of the Company.
          2. ADP Prototype 401(k) Plan Administrative Services Agreement and Trust Agreement dated February 2, 1996.
          3.  The Company's Insurance Summary (attached hereto).
          4.  The Preferred Agreement and all agreements associated therewith.
          5. The Debenture Purchase Agreement and all agreements associated therewith.
          6.  The FINOVA Facility.
          7.  Agreement with SPS Payment Systems, dated April __, 1998.

3. The disclosure of the Company with respect to Schedule 4.13 of the Preferred Agreement is amended to include the Registration Rights Agreement, dated as of March 11, 1998, between the Company and the Purchasers.

4. The disclosure of the Company with respect to Schedule 4.15 of the Preferred Agreement is amended to reflect the changes to the number and composition of the Company's stores, a current listing of which is attached hereto.

5. The disclosure of the Company with respect to Schedule 4.16(c) of the Preferred Agreement is amended to (i) delete the security interests created by the Revolving Credit Loan to the Company by General Electric Capital Corporation, and (ii) include the security interests created by the FINOVA Facility.

6. The disclosure of the Company with respect to Schedule 4.21 of the Preferred Agreement and Schedule 5.8 of the Debenture Purchase Agreement is amended by the attached disclosure relating to payments over 30 days past due by the Company.

                                 SCHEDULE 4.10

                                  LITIGATION

None, except as set forth at Schedule 4.13.

                               SCHEDULE 4.12(a)

                                FINOVA FACILITY

Attached hereto.

                               SCHEDULE 4.12(b)

                          FINOVA AMENDMENT AND WAIVER

Attached hereto.

                                 SCHEDULE 4.13

                             UPDATE OF IRS STATUS

     At January 7, 1999, additional requests for information regarding the Company's filings for the fiscal year ended January, 1996 had been received by the Company from the IRS auditor. An audit conference is not expected until late spring or summer of 1999.